Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and
Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	October 25, 2011
TELEFLEX REPORTS THIRD QUARTER 2011 RESULTS
Revenue of $371.9 million — up 7.8%; up 3.2% constant currency
Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the third quarter and nine months ended September 25, 2011.
THREE MONTH RESULTS
Third quarter 2011 net revenues were $371.9 million, an increase of 7.8% over the prior year period. Excluding the impact of foreign exchange, third quarter 2011 net revenues increased 3.2% over the prior year period.
Third quarter 2011 GAAP diluted earnings per share from continuing operations was $0.82, an increase of 203.7% over the prior year period. During the third quarter of 2010, Teleflex recorded losses on the extinguishment of debt totaling $20.9 million, net of tax. Third quarter 2011 adjusted diluted earnings per share from continuing operations were $1.03, a increase of 4.0% over the prior year period. The increase in adjusted diluted earnings per share is related to an increase in sales volume, improved pricing, as well as a reduction in interest expense. This was somewhat offset by higher manufacturing, raw material and fuel-related costs, and the continued investment in sales, marketing and research and development activities.
“Despite operating within a challenging macro environment, our momentum continued to build during the third quarter of 2011,” said Benson Smith, Chairman, President and CEO. “Our team’s renewed focus led to revenue growth across nearly every region and product family. Improved sales volumes contributed to our top line growth, as did select price increases within the Asia Pacific and North American regions. In addition, during the third quarter, we were awarded 11 group purchasing organization contracts, and we introduced five new products to the marketplace, positioning the Company for sustainable and profitable future growth.”
Added Mr. Smith, “Our profitability during the quarter was favorably impacted by expanded gross and operating margins on a sequential basis, as well as a lower tax rate. Overall, we are continuing to make progress toward the achievement of our longer-term growth objectives.”

NINE MONTH RESULTS
Net revenues for the first nine months of 2011 were $1.1 billion, an increase of 6.7% over the prior year period. Excluding the impact of foreign exchange, net revenues for the first nine months of 2011 increased 3.4% over the prior year period.
GAAP diluted earnings per share from continuing operations for the first nine months of 2011 was $1.94, an increase of 3.7% over the prior year period. Adjusted diluted earnings per share from continuing operations for the first nine months of 2011 was $2.85, a decrease of 3.1% over the prior year period. The decline in adjusted diluted earnings per share is related to higher manufacturing, raw material and fuel-related freight costs, unfavorable product mix and the continued investment in sales, marketing and research and development expenses. This was somewhat offset by an increase in sales volume and reduced interest expense.
THIRD QUARTER NET REVENUE BY PRODUCT GROUP
Critical Care third quarter 2011 net revenues were $245.1 million, an increase of 8.5% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, third quarter 2011 net revenues increased 3.6% over the prior year period. The increase in revenue was due to higher sales of vascular access, anesthesia and urology products.
Surgical Care third quarter 2011 net revenues were $66.0 million, an increase of 7.1% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, third quarter 2011 net revenues increased 1.9% over the prior year period. The increase in revenue was due to higher sales of ligation products.
Cardiac Care third quarter 2011 net revenues were $18.1 million, an increase of 4.0% over the prior year period. Excluding the impact of foreign exchange, third quarter 2011 net revenues decreased 1.7% over the prior year period. The decrease in revenue was due to lower sales of intra-aortic balloon pumps, due to a slight slowdown in the purchase of capital equipment.
OEM and Development Services third quarter 2011 net revenues were $42.4 million, an increase of 7.3% over the prior year period on an as reported basis. Excluding the impact of foreign exchange, third quarter 2011 net revenues increased 5.6% over the prior year period. The increase in revenue was due to higher sales of specialty suture, catheter fabrication and orthopedic implant products.

	Three Months Ended		% Increase/ (Decrease)
	September 25,	September 26,	Constant	Foreign	Total
	2011	2010	Currency	Currency	Change
	(Dollars in millions)
Critical Care	$245.1	$226.0	3.6%	4.9%	8.5%
Surgical Care	66.0	61.6	1.9%	5.2%	7.1%
Cardiac Care	18.1	17.4	(1.7%)	5.7%	4.0%
OEM	42.4	39.5	5.6%	1.7%	7.3%
Other	0.3	0.5	(57.4%)	17.4%	(40.0%)

Total	$371.9	$345.0	3.2%	4.6%	7.8%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS
Depreciation and amortization expense of intangible assets and deferred financing costs and debt discount for the first nine months of 2011 was $74.5 million compared to $68.5 million for the first nine months of 2010.
Cash and cash equivalents at September 25, 2011 were $371.7 million.
Net accounts receivable at September 25, 2011 were $277.3 million.
Net inventories at September 25, 2011 were $311.4 million.
Net debt obligations at September 25, 2011 were $683.0 million.
December 31, 2010 balance sheet amounts were not referenced above because businesses were either sold or reclassified to discontinued operations during 2011 and the Company does not find comparisons to the December 31, 2010 balance sheet amounts to be meaningful.
2011 OUTLOOK
The Company’s financial estimates for 2011 are as follows:
Revenue in the range of $1.51 billion to $1.53 billion. This compares to the Company’s prior expectation for full year 2011 revenue in the range of $1.44 billion to $1.47 billion. The revised revenue guidance is associated with foreign currency fluctuations and the translation of foreign revenues into U.S. dollars. In terms of constant currency revenue growth, the Company expects to be between 3.0% to 3.5% for full year 2011. This compares to the Company’s prior expectation of constant currency revenue growth between 2.5% to 3.5% for full year 2011.
Adjusted earnings per share in the range of $4.05 to $4.10. This compares to the Company’s prior expectation for full year 2011 adjusted earnings per share in the range of $4.05 to $4.25. The reduction in the high-end of the EPS guidance range is due to the Company’s nine month year-to-date performance, as well as the Company’s expectations for the fourth quarter.
Cash flow from continuing operations for the full year is expected to be in the range of $150 to $180 million. This compares to the Company’s prior expectation for full year 2011 cash flow from continuing operations in the range of $180 to $210 million. The revised cash flow from operations guidance is primarily related to higher than expected inventory levels associated with the Company’s previously announced efforts to focus on gaining additional market share and reducing the amount of time required to fulfill customer orders, as well as an increase in accounts receivable.
2011 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$2.75	$2.80

Special items, net of tax	$0.45	$0.45

Intangible amortization expense, net of tax	$0.70	$0.70

Amortization of debt discount on convertible notes, net of tax	$0.15	$0.15

Adjusted earnings per share	$4.05	$4.10

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until October 30, 2011, 12:00pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 62497743.
ADDITIONAL NOTES
Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Constant currency revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition.
Certain financial information is presented on a rounded basis, which may cause minor differences.
Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.
NOTES ON NON-GAAP FINANCIAL MEASURES
This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes the effect of charges associated with our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, costs associated with severance payments and benefits to be provided to our former chief executive officer, intangible amortization expense and the amortization of debt discount on convertible notes; (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period; and (iii) cash flow from operations, excluding the impact of the adoption of an amendment to Financial Accounting Standards Board Accounting Standards Codification topic 860, “Transfers and Servicing”. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Three Months Ended	Three Months Ended
	September 25, 2011	September 26, 2010
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$33,463	$10,761
shareholders	$0.82	$0.27

Restructuring and impairment charges	—	1,141
Tax benefit	—	(380)

Restructuring and impairment charges, net of tax	—	761

	—	$0.02

Losses and other charges (A)	—	32,742
Tax benefit	—	(11,866)

Losses and other charges, net of tax	—	20,876

	—	$0.52

Amortization of debt discount on convertible notes	2,455	1,536
Tax benefit	(892)	(557)

Amortization of debt discount on convertible notes, net of tax	1,563	979

	$0.04	$0.02

Intangible amortization expense	11,081	10,403
Tax benefit	(4,054)	(3,794)

Intangible amortization expense, net of tax	7,027	6,609

	$0.17	$0.16

Adjusted income and diluted earnings per share	$42,053	$39,986

	$1.03	$0.99

(A)	In 2010, losses and other charges include approximately $20.9 million, net of tax, or $0.52 per share, related to the loss on extinguishment of debt.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Nine Months Ended	Nine Months Ended
	September 25, 2011	September 26, 2010
	(Dollars in thousands, except per share)
Income and diluted earnings per share attributable to common	$79,018	$75,425
shareholders	$1.94	$1.87

Restructuring and impairment charges	710	1,679
Tax benefit	(250)	(652)

Restructuring and impairment charges, net of tax	460	1,027

	$0.01	$0.03

Losses and other charges (A)	20,913	32,742
Tax benefit	(7,601)	(11,866)

Losses and other charges, net of tax	13,312	20,876

	$0.33	$0.52

Amortization of debt discount on convertible notes	7,212	1,536
Tax benefit	(2,621)	(557)

Amortization of debt discount on convertible notes, net of tax	4,591	979

	$0.11	$0.02

Intangible amortization expense	33,196	31,788
Tax benefit	(12,117)	(11,538)

Intangible amortization expense, net of tax	21,079	20,250

	$0.52	$0.50

Tax adjustments (B)	(2,165)	—

	$(0.05)	—

Adjusted income and diluted earnings per share	$116,295	$118,557

	$2.85	$2.94

(A)	In 2011, losses and other charges include approximately $9.8 million, net of tax, or $0.24 per share, related to the loss on extinguishment of debt; approximately $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits to be provided to our former chief executive officer. In 2010, losses and other charges include approximately $20.9 million, net of tax, or $0.52 per share, related to the loss on extinguishment of debt.

(B)	The tax adjustment represents a net benefit resulting from the resolution (including the expiration of statutes of limitations) of various prior years’ U.S. federal, state and foreign tax matters.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	Nine Months Ended	Nine Months Ended
	September 25, 2011	September 26, 2010
	(Dollars in thousands)

Cash flow from operations as reported	$64,693	$103,873

Add: Impact of the adoption of the amendment to Accounting Standards Codification topic 860 “Transfers and Servicing”	—	39,700

Less: Tax refund on sale of ATI business	—	59,499

Adjusted cash flow from operations	$64,693	$84,074
RECONCILIATION OF NET DEBT OBLIGATIONS

	September 25, 2011	December 31, 2010
	(Dollars in thousands)

Note payable and current portion of long-term borrowings	$29,700	$103,711

Long term borrowings	952,322	813,409

Unamortized debt discount	72,678	79,891

Total debt obligations	1,054,700	997,011

Less: cash and cash equivalents	371,699	208,452

Net debt obligations	$683,001	$788,559

ABOUT TELEFLEX INCORPORATED
Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,600 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.
CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, statements relating to forecasted 2011 total revenue, adjusted earnings per share and cash flow from continuing operations. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and the disclosure incorporated into Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 26, 2011.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 25,	September 26,
	2011	2010
	(Dollars and shares in thousands,
	except per share)

Net revenues	$371,891	$345,041
Cost of goods sold	193,617	178,477

Gross profit	178,274	166,564
Selling, general and administrative expenses	102,911	101,542
Research and development expenses	12,325	10,571
Net gain on sales of businesses and assets	—	(183)
Restructuring and other impairment charges	(173)	1,141

Income from continuing operations before interest, loss on extinguishments of debt and taxes	63,211	53,493
Interest expense	19,177	20,047
Interest income	(318)	(219)
Loss on extinguishments of debt	—	30,354

Income from continuing operations before taxes	44,352	3,311
Taxes (benefit) on income from continuing operations	10,600	(7,676)

Income from continuing operations	33,752	10,987

Operating income from discontinued operations (including loss on disposal of $4 in 2011)	13,282	14,143
Taxes on income from discontinued operations	2,969	2,595

Income from discontinued operations	10,313	11,548

Net income	44,065	22,535
Less: Income from continuing operations attributable to noncontrolling interest	289	226
Income from discontinued operations attributable to noncontrolling interest	125	113

Net income attributable to common shareholders	$43,651	$22,196

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.82	$0.27
Income from discontinued operations	$0.25	$0.29

Net income	$1.07	$0.56

Diluted:
Income from continuing operations	$0.82	$0.27
Income from discontinued operations	$0.25	$0.28

Net income	$1.07	$0.55

Dividends per common share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	40,684	39,933
Diluted	40,943	40,254

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$33,463	$10,761
Income from discontinued operations, net of tax	10,188	11,435

Net income	$43,651	$22,196

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended
	September 25,	September 26,
	2011	2010
	(Dollars and shares in thousands,
	except per share)

Net revenues	$1,117,181	$1,047,005
Cost of goods sold	590,371	535,329

Gross profit	526,810	511,676
Selling, general and administrative expenses	317,338	296,961
Research and development expenses	35,819	30,170
Net gain on sales of businesses and assets	—	(183)
Restructuring and other impairment charges	3,598	1,679

Income from continuing operations before interest, loss on extinguishments of debt and taxes	170,055	183,049
Interest expense	51,108	58,501
Interest income	(676)	(575)
Loss on extinguishments of debt	15,413	30,354

Income from continuing operations before taxes	104,210	94,769
Taxes on income from continuing operations	24,422	18,687

Income from continuing operations	79,788	76,082

Operating income from discontinued operations (including gain on disposal of $52,265 in 2011 and $38,562 in 2010, respectively)	72,148	74,152
Taxes (benefit) on income from discontinued operations	(4,810)	29,215

Income from discontinued operations	76,958	44,937

Net income	156,746	121,019
Less: Income from continuing operations attributable to noncontrolling interest	770	657
Income from discontinued operations attributable to noncontrolling interest	443	346

Net income attributable to common shareholders	$155,533	$120,016

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.95	$1.89
Income from discontinued operations	$1.89	$1.12

Net income	$3.85	$3.01

Diluted:
Income from continuing operations	$1.94	$1.87
Income from discontinued operations	$1.88	$1.11

Net income	$3.82	$2.98

Dividends per common share	$1.02	$1.02

Weighted average common shares outstanding:
Basic	40,426	39,879
Diluted	40,738	40,269

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$79,018	$75,425
Income from discontinued operations, net of tax	76,515	44,591

Net income	$155,533	$120,016

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 25,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$371,699	$208,452
Accounts receivable, net	277,340	294,196
Inventories, net	311,417	338,598
Prepaid expenses and other current assets	33,069	28,831
Prepaid taxes	41,527	3,888
Deferred tax assets	33,085	39,309
Assets held for sale	118,293	7,959

Total current assets	1,186,430	921,233
Property, plant and equipment, net	250,582	287,705
Goodwill	1,456,710	1,442,411
Intangible assets, net	897,846	918,522
Investments in affiliates	2,161	4,899
Deferred tax assets	340	358
Other assets	74,642	68,027

Total assets	$3,868,711	$3,643,155

LIABILITIES AND EQUITY

Current liabilities
Current borrowings	$29,700	$103,711
Accounts payable	76,245	84,846
Accrued expenses	112,575	117,488
Payroll and benefit-related liabilities	66,544	71,418
Derivative liabilities	15,330	15,634
Accrued interest	13,623	18,347
Income taxes payable	10,699	4,886
Deferred tax liabilities	5,725	4,433
Liabilities held for sale	53,531	—

Total current liabilities	383,972	420,763
Long-term borrowings	952,322	813,409
Deferred tax liabilities	383,557	370,819
Pension and postretirement benefit liabilities	110,501	141,769
Noncurrent liability for uncertain tax positions	63,949	62,602
Other liabilities	37,413	46,515

Total liabilities	1,931,714	1,855,877
Commitments and contingencies
Total common shareholders’ equity	1,932,151	1,783,376
Noncontrolling interest	4,846	3,902

Total equity	1,936,997	1,787,278

Total liabilities and equity	$3,868,711	$3,643,155

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 25,
	2011	September 26, 2010
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$156,746	$121,019
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(76,958)	(44,937)
Depreciation expense	31,244	32,267
Amortization expense of intangible assets	33,196	31,789
Amortization expense of deferred financing costs and debt discount	10,064	4,425
Loss on extinguishments of debt	15,413	30,354
Gain on call options and warrants	—	(407)
Debt modification costs	—	2,795
Stock-based compensation	2,469	6,946
Impairment of investments in affiliates	3,060	—
Net gain on sales of businesses and assets	—	(183)
Deferred income taxes, net	(2,561)	29,754
Other	(2,125)	(27,099)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(41,260)	(48,436)
Inventories	(40,539)	(17,544)
Prepaid expenses and other current assets	(7,380)	1,845
Accounts payable and accrued expenses	5,614	(22,149)
Income taxes, net	(22,290)	3,434

Net cash provided by operating activities from continuing operations	64,693	103,873

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(27,561)	(21,263)
Proceeds from sales of businesses and assets, net of cash sold	100,905	75,943
Payments for businesses and intangibles acquired, net of cash acquired	(30,570)	(82)

Net cash provided by investing activities from continuing operations	42,774	54,598

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	515,000	400,000
Repayment of long-term borrowings	(455,800)	(460,770)
Increase in notes payable and current borrowings	—	34,700
Proceeds from stock compensation plans	32,930	8,470
Payments to noncontrolling interest shareholders	—	(637)
Dividends	(41,278)	(40,704)
Debt and equity issuance and amendment fees	(18,510)	(48,041)
Purchase of call options	—	(88,000)
Proceeds from sale of warrants	—	59,400

Net cash provided by (used in) financing activities from continuing operations	32,342	(135,582)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	25,446	42,223
Net cash used in investing activities	(1,744)	(2,722)
Net cash used in financing activities	—	(1,124)

Net cash provided by discontinued operations	23,702	38,377

Effect of exchange rate changes on cash and cash equivalents	(264)	(1,814)

Net increase in cash and cash equivalents	163,247	59,452
Cash and cash equivalents at the beginning of the period	208,452	188,305

Cash and cash equivalents at the end of the period	$371,699	$247,757